UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
Invesco Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ____________________________________________________

(2)	Form, Schedule or Registration Statement No.: ____________________________________________________

(3)	Filing Party: ____________________________________________________

(4)	Date Filed: ____________________________________________________

Text of E-mail sent by Invesco Ltd. on May 1, 2012 to employees holding unvested share awards who had not voted such shares:

[Missing Graphic Reference]

Dear Colleagues:

The voting deadline for Invesco’s 2012 Annual General Meeting of Shareholders is rapidly approaching. It is very important that you vote the unvested shares awarded to you by Invesco as well as any shares you otherwise may own. The process is easy and takes only a few minutes.

This year our shareholders are considering four important proposals.  The matters to be voted on, as well as our Board of Directors’ recommendations for each proposal, are as follows:

PROPOSAL	RECOMMENDATION
Re-election of four directors to the Board of Directors	FOR
Advisory vote regarding named executive officer compensation	FOR
Approval of the 2012 Employee Stock Purchase Plan	FOR
Appointment of Ernst & Young LLP as auditors	FOR

If you have misplaced your voting information, especially your unique voter identification number known as your “Control Number,” please contact our transfer agent, Computershare, at either of the following numbers:

Chris Coleman
Computershare
(201) 680-4431
or
(201) 978-4392

You may vote your unvested shares online or by telephone at:

www.proxyvoting.com/ivz

or by calling

1-888-313-0164
(outside of the U.S. and Canada call 201-680-6688).

If you own shares in other forms, we urge you to ensure that you have voted them as well.  Please contact the broker-dealer where your Invesco shares are held for instructions on how to vote those shares.  Alternatively, you may call Mary Timmons at our proxy solicitation firm, MacKenzie Partners, Inc., at 212-378-7063 in order to arrange to vote your shares by telephone.

Please refer to the Proxy Statement for the 2012 Annual General Meeting of Shareholders for more detailed information on each proposal.  The Proxy Statement can be accessed on the Investor Relations page of Invesco’s web site at www.invesco.com.

Every vote counts, regardless of how many shares you own.  Moreover, voting demonstrates confidence in your company, its leadership and our future success.

            Thank you.